Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BioHiTech Global, Inc. on Form S-3 (File Nos. 333-225999 and 333-229093) and Form S-8 (File No. 333-225555) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 15, 2021, with respect to our audits of the consolidated financial statements of BioHiTech Global, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of BioHiTech Global, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

April 15, 2021